NEWS RELEASE
March 21, 2005

Quincy Signs Option Agreement to Acquire
Uranium Properties in New Mexico and Colorado

Toronto, Ontario – Further to the company’s news release of November 29, 2004, the Board of Directors of Quincy Gold Corp. (TSX-V: QGO; OTCBB: QCYG) is pleased to announce that it has entered into a definitive option agreement with NZ Uranium LLC pursuant to which Quincy can earn up to a 65% interest in three separate uranium properties, namely the Hosta Butte and McKinley properties in New Mexico and the Hansen (Tallahassee Creek) property in Colorado. Combined, the Hosta Butte and Hansen properties have historical resources that could bring approximately 21.7 million pounds of U3O8 to the credit of Quincy if all of the options are fully exercised.

Extensive exploration work has been conducted on the Hosta Butte and Hansen properties by previous operators who have established historical uranium resources. At Hosta Butte, it is reported that Uranium Resources Inc. (1992) and the Stoller Corp. (1996) each identified a resource amenable to in situ leaching (ISL) of 14 million and 13 million pounds of U3O8, respectively. In addition, Kilborn Engineering (1980) estimated 27.7 million pounds of U3O8 were present at the Hansen property with a grade of 0.102% U3O8. Finally, the McKinley property covers 5,700 hectares (14,080 acres) of lands which are highly prospective for uranium development.

Readers are cautioned that while the resource estimates are considered to be reliable and relevant they do not use categories as defined in National Instrument 43 – 101. All resource estimates quoted herein are based on prior data and reports obtained and prepared by previous operators, and the reader is cautioned that none of the calculations conform to National Instrument 43-101 requirements for reporting reserves and resources. Quincy has not done the work necessary to verify the classification of the mineral resource estimates. Quincy is not treating the mineral resource estimates as a National Instrument 43-101 defined resource verified by a qualified person. The historical estimates should not be relied upon. The properties will require considerable further evaluation which Quincy's management and consultants intend to carry out in due course.

As consideration for the options, Quincy will issue to NZ Uranium LLC 3,000,000 shares of common stock. In order to exercise the options, Quincy will be required to spend a total of USD $4,150,000 on exploration and development of the properties over a four year period, of which USD $400,000 would be a firm commitment, and issue to NZ Uranium LLC an additional 1,050,000 shares of common stock per property.

Quincy has the right to increase its interest in any or all of the properties to 80% if it elects to fund one or more of the properties to a bankable feasibility study for the intended mining and processing operation, in which case Quincy would be required to issue to NZ Uranium LLC an additional 250,000 shares of common stock per property.

As part of the option agreement, Quincy has agreed to appoint Robert M. Worsley, the principal of NZ Uranium, LLC to its Board of Directors. Mr. Worsley is also the principal of New Mexico and Arizona Land Company, LLC. Mr. Worsley was previously a principal of SkyMall, Inc., the largest in-flight catalog company in the United States, which he founded in 1989. From 1985 to 1989, Mr. Worsley was a principal of ExecuShare, Inc., an executive services firm that provided time-shared financial executives for small companies and from 1980 to 1985 he was an Audit Manager with Price Waterhouse. Mr. Worsley received a bachelor's degree in accounting from Brigham Young University in 1980. Mr. Worsley has been granted an option to acquire 100,000 shares of the Company’s common stock at a price of CAD $0.72 per share, subject to vesting over two years and expiring in 2010. The grant is subject to shareholder approval.

The agreement is subject to Quincy receiving an acceptable title report and the finalization of a formal operating agreement to govern the relationship of the parties on exercise of the options, as well as the approval of the TSX Venture Exchange.

Quincy is excited to be planning an aggressive work program for these properties that will include the completion of National Instrument 43-101 complaint geology reports covering the Hansen and Hosta Butte properties followed by pre-feasibility and feasibility reports. Concurrent with feasibility, Quincy will initiate discussion with regulatory authorities and local residents to prepare for the permitting process at Hosta Butte.

National Instrument 43-101 Disclosure

The information and statements on the historical estimates were provided by Art D. Ettlinger, Ph. D., P. Geo., Quncy’s President and Chief Operating Officer and a Qualified Person as defined by National Instrument 43-101.

To find out more about Quincy Gold Corp visit our website at www.quincygold.com or contact:

Daniel Farrell, President & CEO	T: (416) 366-7871	E: dfarrell@quincygold.com

Art Ettlinger, President & COO	T: (604) 685-1964	E: aettlinger@quincygold.com

Murray Black, Corporate Development	T: (416) 366-9192	E: mblack@quincygold.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY GOLD CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking settlements involve known and unknown risks and uncertainties, which may cause Quincy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy’s operations. These and other risks are described in the Company’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.